Exhibit 10.9(c)

EQT CORPORATION

2015 VALUE DRIVER PERFORMANCE AWARD AGREEMENT

Non-transferable

G R A N T T O

_______________________________
(“Grantee”)

DATE OF GRANT: [Grant Date], 2015
(“Grant Date”)

by EQT Corporation (the “Company”) of Performance Awards (the “Performance Awards”), representing the right to earn, on a one-for-one basis, shares of the Company’s common stock (the “Common Stock”), pursuant to and subject to the provisions of the EQT Corporation 2014 Long-Term Incentive Plan (as amended from time to time, the “Plan”), and the terms and conditions set forth on the following pages of this award agreement (this “Agreement”).

The target number of Performance Awards subject to this award is [____________] (as more fully described herein, the “Target Award”). Depending on the Company’s level of attainment of a specified performance goal for the one-year period beginning January 1, 2015 and ending December 31, 2015, Grantee may earn and vest in 0% to 300% of the Target Award, in accordance with Exhibit A and the terms of this Agreement.

Grantee’s Performance Awards under this Agreement shall not be effective unless, no later than 45 days after the Grant Date, (i) Grantee accepts the Performance Awards through the Fidelity NetBenefits website, which can be found at www.netbenefits.fidelity.com, and (ii) Grantee executes a confidentiality, non-solicitation and non-competition agreement, or an amendment to Grantee’s existing agreement containing such provisions, in each case as determined by, and acceptable to, the Company.

When Grantee accepts the Performance Awards through the Fidelity NetBenefits website, Grantee shall be deemed to have (i) acknowledged receipt of the Performance Awards granted on the Grant Date (the terms of which are subject to the terms and conditions of this Agreement and the Plan) and copies of this Agreement and the Plan, and (ii) agreed to be bound by all the provisions of this Agreement and the Plan.

TERMS AND CONDITIONS

1.    Defined Terms. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Plan. In addition, and notwithstanding any contrary definition in the Plan, for purposes of this Agreement:

(a)
“Confirmation Date” means the date of the Committee’s certification of achievement of the Threshold Performance Goal, determination of the Performance Multiplier and approval of the Confirmed Performance Awards, but no later than March 1, 2016.

(b)
“Confirmed Performance Awards” means the number of Performance Awards (rounded to the nearest whole share) equal to the Target Award times the Performance Multiplier, as determined by the Committee in accordance with Exhibit A; provided, however, that if (i) a Qualifying Change of Control occurs on or before the Confirmation Date and while Grantee remains employed by the Company and/or its Affiliates, or (ii) Grantee’s employment is terminated under the circumstances described in Section 3(a) below on or before the Confirmation Date, the number of Confirmed Performance Awards shall in each case equal the Target Award, regardless of the Threshold Performance Goal or any other performance considerations. The term “Confirmed Performance Awards” shall also include any Performance Awards converted from dividend equivalents after the Confirmation Date or, if earlier, a Qualifying Change of Control or the termination of Grantee’s employment under the circumstances described in Section 3(a) below.

(c)
“Dropdown Transaction” means any transfer of assets, other than in the ordinary course of business, by the Company or any Affiliate (other than the Partnership and any subsidiary of the Partnership) to the Partnership or any subsidiary of the Partnership, whether by sale of assets, merger or otherwise; provided that, upon the transfer of such assets, the assets continue to be consolidated in the Company’s financial statements.

(d)
“Good Reason” means Grantee’s resignation within 90 days after: (i) a reduction in Grantee’s base salary of 10% or more (unless the reduction is applicable to all similarly situated employees); (ii) a reduction in Grantee’s annual short-term bonus target of 10% or more (unless the reduction is applicable to all similarly situated employees); (iii) a significant diminution in Grantee’s job responsibilities, duties or authority; (iv) a change in the geographic location of Grantee’s primary reporting location of more than 50 miles; and/or (v) any other action or inaction that constitutes a material breach by the Company of this Agreement.

A termination by Grantee shall not constitute termination for Good Reason unless Grantee first delivers to the General Counsel of the Company written notice: (i) stating that Grantee intends to resign for Good Reason pursuant to this Agreement; and (ii) setting forth with specificity the occurrence deemed to give rise to a right to terminate for Good Reason (which notice must be given no later than 90 days after the initial occurrence of such event). The Company shall have a reasonable period of time (not less than 30 days) to take action to correct, rescind or substantially reverse the occurrence supporting termination for Good Reason as identified by Grantee. Failure by the Company to act or respond to the written notice shall not be deemed to be an admission that Good Reason exists.

(e)	“Partnership” means EQT Midstream Partners, LP, an Affiliate of the Company.

(f)	“Payment Date” is defined in Section 4 of this Agreement.

(g)
“Performance Multiplier” means the percentage, from 0% to 300%, that will be applied to the Target Award to determine the maximum number of Performance Awards that may ultimately vest and convert to shares of Common Stock based on Grantee’s continued employment through the applicable Vesting Date(s), as more fully described in Exhibit A hereto.

(h)	“Pro Rata Amount” is defined in Section 3 of this Agreement.

(i)
“Qualifying Change of Control” means a Change of Control (as then defined in the Plan) unless (i) all outstanding Performance Awards awarded pursuant to 2015 Value Driver Performance Award Agreements are assumed by the surviving entity of the Change of Control (or otherwise equitably converted or substituted in connection with the Change of Control in a manner approved by the Committee) or (ii) the Company is the surviving entity of the Change of Control.

(j)
“Qualifying Termination” means the involuntary termination by the Company (or, as applicable, its successor) of Grantee’s employment as a result of (i) the sale, consolidation or full or partial shutdown of a facility, department or business unit; (ii) a position elimination because of a reorganization or lack of work; or (iii) Grantee’s death or Disability.

(k)
“Target Award” means the number of Performance Awards indicated on the cover page hereof as being the original Target Award, plus any Performance Awards converted from dividend equivalents on the Target Award prior to the Confirmation Date or, if earlier, a Qualifying Change of Control or the termination of Grantee’s employment under the circumstances described in Section 3(a) below.

(l)
“Threshold Performance Goal” means the level of 2015 EBITDA, as indicated on Exhibit A hereto, that must be achieved in order for any Performance Awards to be earned by Grantee pursuant to this Agreement (absent a Qualifying Change of Control occurring or the termination of Grantee’s employment under the circumstances described in Section 3(a) below, in each case on or before the Confirmation Date).

(m)	“Vesting Date” is defined in Section 2 of this Agreement.

(n)
“2015 EBITDA” means the Company’s income from continuing operations (which shall, for the avoidance of doubt, include income attributable to noncontrolling interests) before interest, income taxes, depreciation and amortization for the fiscal year ending December 31, 2015, (i) calculated using a fixed gas price equal to the price per Mcfe used in the Company’s 2015 business plan, (ii) normalized for weather, and (iii) excluding the impact of acquisitions and/or dispositions in which the total consideration paid, received or assumed is in excess of $100 million. The impact of acquisitions and/or dispositions in excess of $50 million and less than or equal to $100 million may be considered for the purpose of the Committee’s exercise of downward discretion as described in Exhibit A. For the avoidance of doubt, neither Dropdown Transactions nor the contribution or other transfer of the Company’s interest in Mountain Valley Pipeline, LLC or the assets comprising the Mountain Valley Pipeline and related facilities to the Partnership or any subsidiary of the Partnership shall be deemed to be dispositions for purposes of calculating 2015 EBITDA.

2.    Earning and Vesting of Performance Awards. The Performance Awards have been credited to a bookkeeping account on behalf of Grantee and do not represent actual shares of Common Stock. Grantee shall have no right to exchange the Performance Awards for cash, stock or any other benefit and shall be a mere unsecured creditor of the Company with respect to such Performance Awards and any future rights to benefits. The Performance Awards represent the right to earn and vest in up to 300% of the Target Award, payable in shares of Common Stock on the applicable Payment Date, depending on, except as provided below or under the terms of any written employment-related agreement with Grantee (including any confidentiality, non-solicitation, non-competition, change of control or similar agreement), (i) the Company’s attainment of the Threshold Performance Goal and the application of the Performance Multiplier to the Target Award in accordance with Exhibit A, and (ii) Grantee’s continued employment with the Company and/or its Affiliates through the applicable Vesting Date. Any Performance Awards that do not become Confirmed Performance Awards will immediately be forfeited without further consideration or any act or action by Grantee. Confirmed Performance Awards, if any, will vest and become non-forfeitable on the earliest to occur of the following (the “Vesting Date”):

(a)
as to 50% of the Confirmed Performance Awards, upon the Payment Date on or following January 1, 2016, provided Grantee has continued in the employment of the Company and/or its Affiliates through such date, and

(b)
as to 50% of the Confirmed Performance Awards, upon the Payment Date on or following January 1, 2017, provided Grantee has continued in the employment of the Company and/or its Affiliates through such date, or

(c)
as to 100% of the unpaid Confirmed Performance Awards, upon the occurrence of a Qualifying Change of Control, provided Grantee has continued in the employment of the Company and/or its Affiliates through such date, or

(d)
as to 100% of the unpaid Confirmed Performance Awards, upon (i) the termination of Grantee’s employment under the circumstances described in clause (i) under Section 3(a) below or (ii) Grantee’s qualifying resignation under the circumstances described in clause (ii) under Section 3(a) below, or

(e)	as to the Pro Rata Amount only, upon the termination of Grantee’s employment under the circumstances described in Section 3(b) below.
3.    Change in Status.

(a)
Notwithstanding Section 9 of the Plan, in the event that following a Change of Control that is not a Qualifying Change of Control, (i) Grantee’s employment is terminated and such termination is a Qualifying Termination or (ii) Grantee resigns for Good Reason, in each case prior to the second anniversary of the effective date of the Change of Control, any unvested Confirmed Performance Awards will vest.

(b)
Except as provided in Section 3(a) above, if Grantee’s employment is terminated and such termination is a Qualifying Termination, any unvested Confirmed Performance Awards will vest as follows (such percentage of Confirmed Performance Awards then vesting is defined as the “Pro Rata Amount”):

Termination Date	Percent Vesting
Prior to January 1, 2016	0%
January 1, 2016 and thereafter	50%

Except as may otherwise be provided under the terms of any written employment-related agreement with Grantee, in the event Grantee’s employment terminates for any other reason, including retirement, at any time prior to the applicable Vesting Date, all of Grantee’s Performance Awards subject to such Vesting Date (including Performance Awards accumulated from dividend equivalents in accordance with Section 5 below) will immediately be forfeited without further consideration or any act or action by Grantee. Notwithstanding anything to the contrary in this Section 3, if Grantee’s employment is terminated voluntarily (including retirement) or such termination is a Qualifying Termination and Grantee remains on the board of directors of the Company or EQT Midstream Services, LLC following such termination of employment, then notwithstanding any prior agreement to the contrary (including an agreement to enter into a form of an executive alternative work arrangement), Grantee’s Performance Awards (including Performance Awards accumulated from dividend equivalents in accordance with Section 5 below) shall not be forfeited but shall continue to vest in accordance with the above provisions for as long as Grantee remains on such board of directors, in which case any references herein and on Exhibit A to Grantee’s employment shall be deemed to include his or her continued service on such board.

Except as provided in Section 3(a), if Grantee’s position within the Company or an Affiliate changes to a position which is not eligible for long-term incentive awards, as determined by the Company’s Chief
Human Resources Officer (or if Grantee is an executive officer of the Company, as determined by the Committee), all unvested Performance Awards will immediately be forfeited without further consideration or any act or action by Grantee.

4.    Form and Time of Payment. Confirmed Performance Awards shall be payable on the applicable payment date (each, a “Payment Date”) as provided in this Section 4:

•
The Payment Date for Confirmed Performance Awards vesting pursuant to Section 2(a) shall be a date selected by the Company that is no later than 60 days after January 1, 2016. Except as set forth below, such awards shall be paid on the Payment Date in shares of Common Stock, equal to one share of Common Stock times the number of Confirmed Performance Awards then vesting.

•
The Payment Date for Confirmed Performance Awards vesting pursuant to Section 2(b) shall be a date selected by the Company that is no later than 60 days after January 1, 2017. Except as set forth below, such awards shall be paid on the Payment Date in shares of Common Stock, equal to one share of Common Stock times the number of Confirmed Performance Awards then vesting.

•
The Payment Date for Confirmed Performance Awards vesting pursuant to Section 2(c) shall be the closing date of the Qualifying Change of Control. Except as set forth below, such awards shall be paid on the Payment Date in shares of Common Stock, equal to one share of Common Stock times the number of Confirmed Performance Awards then vesting.

•
The Payment Date for Confirmed Performance Awards vesting pursuant to Sections 2(d) and 2(e) shall be a date selected by the Company that is: (i) if a Qualifying Termination under the circumstances described in clause (i) of Section 3(a) above or the circumstances described in Section 3(b) above, no later than 60 days after such Qualifying Termination, or (ii) if a qualifying resignation under the circumstances described in clause (ii) of Section 3(a) above, as soon as reasonably practicable after such qualifying resignation. Except as set forth below, such awards shall be paid on the Payment Date in shares of Common Stock, equal to one share of Common Stock times the number of Confirmed Performance Awards then vesting.

Notwithstanding the foregoing, the Committee may determine, in its discretion and for any reason, that Confirmed Performance Awards will be paid in whole or in part in cash.

5.    Dividend Equivalents. If the Performance Awards are outstanding on the record date for dividends or other distributions with respect to the Common Stock, then (a) if such dividends or distributions are paid on or before the final Payment Date, the dollar amount or fair market value of such dividends or distributions with respect to the number of shares of Common Stock then underlying the Performance Awards shall be converted into additional Performance Awards in Grantee’s name, based on the Fair Market Value of the Common Stock as of the date such dividends or distributions are paid, or (b) if such dividends or distributions are paid after the final Payment Date, Grantee shall receive a cash payment in respect of such dividends or distributions. Any additional Performance Awards pursuant to this Section 5 shall be subject to the same performance and time-vesting conditions and transfer restrictions as apply to the Performance Awards with respect to which they relate.

6.    Restrictions on Transfer and Pledge. No right or interest of Grantee in the Performance Awards may be pledged, encumbered, or hypothecated or be made subject to any lien, obligation, or liability of Grantee to any other party other than the Company or an Affiliate. Except as provided in the Plan, the Performance Awards may not be sold, assigned, transferred, or otherwise disposed of by Grantee other than by will or the laws of descent and distribution. The designation of a beneficiary shall not constitute a transfer.

7.    Limitation of Rights. The Performance Awards do not confer to Grantee or Grantee’s beneficiary, executors or administrators any rights of a shareholder of the Company (including voting and other shareholder rights) unless and until shares of Common Stock are in fact registered to or on behalf of Grantee in connection with the payment of the Performance Awards. Upon conversion of the Performance Awards into shares of Common Stock, Grantee will obtain full voting and other rights as a shareholder of the Company.

8.    Payment of Taxes. The Company or any Affiliate employing Grantee has the authority and the right to deduct or withhold, or require Grantee to remit to the employer, an amount sufficient to satisfy federal, state, and local taxes (including Grantee’s FICA obligation) required by law to be withheld with respect to any taxable event arising as a result of this award. With respect to withholding required upon any taxable event arising as a result of this award, the employer may satisfy the tax withholding required by withholding shares of Common Stock having a Fair Market Value as of the date that the amount of tax to be withheld is to be determined as nearly equal as possible to (but no more than) the total minimum statutory tax required to be withheld. The obligations of the Company under this Agreement will be conditional on such payment or arrangements, and the Company and, where applicable, its Affiliates will, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to Grantee.

9.    Plan Controls. This Agreement and Grantee’s rights hereunder are subject to all the terms and conditions of the Plan and such rules and regulations as the Committee may adopt for administration of the Plan. It is expressly understood that the Committee is authorized to interpret and administer the Plan and this Agreement, and to make all decisions and determinations as it may deem to be necessary or advisable for the administration thereof, all of which shall be final and binding upon Grantee and the Company. In the event of any actual or alleged conflict between the provisions of the Plan and the provisions of this Agreement, the provisions of the Plan shall be controlling and determinative. Any conflict between this Agreement and the terms of a written employment-related agreement with Grantee shall be decided in favor of the provisions of such employment-related agreement.

10.    Recoupment Policy. Any shares of Common Stock distributed or amounts paid to Grantee hereunder, and any cash or other benefit acquired upon the sale of shares of Common Stock distributed hereunder, shall be subject to the terms and conditions of any compensation recoupment policy adopted from time to time by the Company’s board of directors or any committee of such board, to the extent such policy is applicable to Grantee and the Performance Awards.
11.    Relationship to Other Benefits. The Performance Awards shall not affect the calculation of benefits under the Company’s or its Affiliates’ qualified retirement plans or any other retirement, compensation or benefit plan or program of the Company or its Affiliates, except to the extent specifically provided in such other plan or program. Nothing herein shall prevent the Company or its Affiliates from maintaining additional compensation plans and arrangements; provided, however, that no payments shall be made under such plans and arrangements if the effect thereof would be the payment of compensation otherwise payable under this Agreement regardless of whether the Threshold Performance Goal was attained.

12.    Amendment. Subject to the terms of the Plan, this Agreement may be modified or amended by the Committee; provided that no such amendment shall materially and adversely affect the rights of Grantee hereunder without the consent of Grantee. Notwithstanding the foregoing, Grantee hereby expressly agrees to any amendment to the Plan and this Agreement to the extent necessary to comply with applicable law or changes to applicable law (including, but not limited to, Code Section 409A) and related regulations or other guidance and federal securities laws.
13.    Successor. All obligations of the Company under the Plan and this Agreement, with respect to the Performance Awards, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

14.    Applicable Law. This Agreement shall be governed by and construed under the laws of the Commonwealth of Pennsylvania without regard to its conflict of law provisions.

15.    Notice. Except as may be otherwise provided by the Plan or determined by the Committee and communicated to Grantee, notices and communications hereunder must be in writing and shall be deemed sufficiently given if either hand-delivered or if sent by fax or overnight courier, or by postage paid first class mail. Notices sent by mail shall be deemed received five business days after mailed, but in no event later than the date of actual receipt. Notices shall be directed, if to Grantee, at Grantee’s address indicated by the Company’s records or, if to the Company, at the Company’s principal executive office, Attention: Corporate Director, Compensation and Benefits.

16.    Dispute Resolution. Any dispute regarding the payment of benefits under this Agreement or the Plan shall be resolved in accordance with the EQT Corporation Long-Term Incentive Dispute Resolution Procedures as in effect at the time of such dispute. A copy of such procedures is available on the Company’s Total Rewards website, which can be found at www.eqtbenefitsolutions.com.
17.    Tax Consequences to Grantee. It is intended that: (i) until the applicable Vesting Date occurs, Grantee’s right to payment for an award under this Agreement shall be considered to be subject to a substantial risk of forfeiture in accordance with those terms as defined or referenced in Sections 83(a), 409A and 3121(v)(2) of the Code; and (ii) until the award is paid on the applicable Payment Date, Grantee shall have merely an unfunded, unsecured promise to receive such award, and such unfunded promise shall not consist of a transfer of “property” within the meaning of Section 83 of the Code. The Performance Awards under this Agreement are intended to meet the performance-based compensation exemption from Section 162(m) of the Code.
18.    Plan and Company Information. Grantee may access important information about the Company and the Plan through the Company’s Knowledge Center and website. Copies of the Plan and Plan Prospectus can be found by logging into the Fidelity NetBenefits website, which can be found at www.netbenefits.fidelity.com, and clicking on the “Stock Plans” tab and then “EQT Performance Awards” and “Plan Information and Documents.” Copies of the Company’s most recent Annual Report on Form 10-K, Proxy Statement and other information generally delivered to the Company’s shareholders can be found at www.eqt.com by clicking on the “Investors” link on the main page and then “SEC Filings.” Paper copies of such documents are available upon request made to the Company’s Corporate Secretary.

EXHIBIT A

Determination and Vesting of Performance Awards

The target number of Performance Awards subject to this Award is described in the 2015 Value Driver Performance Award Agreement to which this Exhibit A is attached (the “Target Award”). Grantee may earn and vest in 0% to 300% of the Target Award, depending on (i) the Company’s achievement of a minimum level of EBITDA for 2015, (ii) the Committee’s determination of the Performance Multiplier, taking into consideration certain financial performance measures and value drivers and individual performance on value drivers, and (iii) except as provided by Section 3 of the 2015 Value Driver Performance Award Agreement or under the terms of any written employment-related agreement with Grantee, Grantee’s continued employment through the applicable Vesting Date(s), as follows:

1.    Subject in all cases to the terms of any written employment-related agreement with Grantee, between December 31, 2015 and March 1, 2016 (i.e., on the Confirmation Date), the Committee shall determine and certify the Company’s 2015 EBITDA and the Performance Multiplier applicable to this Award:

•
If 2015 EBITDA is less than the Company’s 2015 business plan EBITDA, the Performance Multiplier shall be 0% and the entire Award shall be forfeited without further consideration or any act or action by Grantee.

•
If 2015 EBITDA is equal to the Company’s 2015 business plan EBITDA or above, the Performance Multiplier will be 300%, subject to the Committee’s discretion to determine that a lower Performance Multiplier shall apply to this Award. In exercising such discretion, the Committee shall consider and be guided by the following considerations: (i) the financial performance measures and value drivers of the applicable short-term incentive program of the Company for calendar year 2015, and (ii) if desired, Grantee’s individual performance on his or her 2015 value drivers. Notwithstanding its certification of the Performance Multiplier on the Confirmation Date, the Committee may further reduce the Performance Multiplier at any time prior to December 31, 2016 in the event that any of the value driver results used to originally determine the Performance Multiplier are determined to be materially inaccurate, regardless of whether misconduct of any person was involved or whether the inaccuracy leads to a restatement of financial results. The Committee may choose not to reduce the Performance Multiplier based on the facts and circumstances or legal constraints.

If any event occurs on or after the Grant Date that causes the Company to report discontinued operations for 2015 not contemplated in the Company’s 2015 business plan, the Company’s 2015 business plan EBITDA shall be adjusted to exclude the components of 2015 EBITDA attributable to such discontinued operations.

2.    Grantee’s Confirmed Performance Awards shall be determined by multiplying the Target Award by the Performance Multiplier. Notwithstanding the above, if (i) a Qualifying Change of Control occurs on or before the Confirmation Date and while Grantee remains employed by the Company and/or its Affiliates, or (ii) Grantee’s employment is terminated under the circumstances described in Section 3(a) of the 2015 Value Driver Performance Award Agreement on or before the Confirmation Date, the number of Confirmed Performance Awards shall equal the Target Award, regardless of the Threshold Performance Goal or any other performance considerations.

3.    Except as provided by Section 3 of the 2015 Value Driver Performance Award Agreement or under the terms of any written employment-related agreement with Grantee, the Confirmed Performance Awards shall be further subject to service-based vesting requirements, such that they will vest and convert to shares of Common Stock only if and when Grantee remains employed with the Company or any of its Affiliates through the applicable Vesting Date(s), as provided in Section 2 of the 2015 Value Driver Performance Award Agreement.